pebblebrook HOTEL TRUST

hotel vintage plaza

portland, oregon

Property Information:

Acquisition Price:	$30.5M ($261k per room)
Location:	Portland, OR
Acquired:	July 9, 2012
Rooms:	117
Type:	Full-Service
Built:	1894

Property Highlights:

- 117 uniquely styled AAA four-diamond guest rooms, with each guest room dedicated to a local winery or vineyard
- Comprehensive $3.7M ($32k / key) renovation completed in 2008
- Award-winning Pazzo Ristorante, serving regional Italian cuisine for breakfast, lunch (brunch on weekends) and dinner daily
- 4,800 square feet of meeting space in eight flexible meeting rooms
- Business Center
- Fitness Center
- In-room spa services
- Valet parking

Historic Performance and Valuation:

Estimated Discount to Replacement Cost:	30% - 35%
2011 Occupancy:	87%
2011 ADR:	$145
Forward 12-Month Cap Rate (Projected EBITDA)(1):	7.0% - 8.6%
Forward 12-Month Cap Rate (Projected NOI)(1) :	5.4% - 7.0%

(1) Based on previously disclosed forecasted net operating income after capital reserves ("NOI") and previously disclosed forecasted hotel earnings before interest, taxes, depreciation and amortization ("EBITDA").


guest room


wine room

Market Highlights:

Market Overview:

- Proven history of strong recovery from market downturns with a compounded annual RevPAR growth of 12.0% from 2003 to 2007
- Diversified demand base, provided by corporate, convention, and leisure-based guests, drove RevPAR growth for six consecutive years into 2008
- Downtown Portland offers over 10 million square feet of Class "A" office space
- Highly diverse employment base with notable concentrations in the clean tech/environmental, active wear, software and manufacturing industries


exterior

Demand Generators:

- Oregon Convention Center, the largest convention center in the Pacific Northwest
- Tourism:
  - *Tom McCall Waterfront Park*
  - *Pioneer Courthouse Square*
  - *Forest Park*
  - *Japanese Garden in the West Hills*
  - *Classical Chinese Garden in Old Town*
  - *Oregon Zoo*
  - *Portland Center for Performing Arts*
  - *Tryon Creek State Natural Areas, an Oregon State Park*
  - *International Rose Test Garden*
- Strong growing corporate environment
  - *Portland is home to two Fortune 500 companies, Nike and Precision Castparts Corporation*
- Highly regarded public transportation



Portland Downtown Sub-Market Operating Performance
ADR ($)
RevPAR ($)
Occupancy (%)
2000-2011 ADR CAGR: (1.7%)
2000-2011 RevPAR CAGR: (3.4%)
$135
$120
$105
$90
$75
$60
$45
80%
75%
70%
65%
60%
55%
50%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

Competitive Set:

Hotels	Map Marker	Rooms	Year Opened
Hotel Vintage Plaza	★	*117*	*1894*
Hotel Modera	1	174	1962
Governor Hotel	2	100	1909
Hotel Lucia	3	127	1908
Hotel deLuxe	4	130	1912
Heathman Hotel at Salmon	5	150	1927
The Paramount Hotel	6	154	2000
Courtyard Portland City Center	7	256	2009
Total (including the Hotel Vintage Plaza)		**1,208**	



4
2
3
7
6
5
1
SW Washington St
SW Alder St
SW Morrison St
SW Taylor St
SW Salmon St
SW Main St
SW Jefferson St
SW Columbia St
SW Clay St
SW Market St
SW Madison St
SW Naito Pkwy

Investment Highlights:

Strengths

- Premier location in international gateway market
- High barriers to entry
- RevPAR and ADR leader among competitive set, with 2011 RevPAR penetration index of 123%
- Minimal capital expenditure needs
- Significant discount to replacement cost

Opportunities

- No new imminent supply in pipeline
- Improved cash flow through Pebblebrook asset management and best practices